1
NAME OF REGISTRANT
Franklin Federal Tax-Free Income Fund
File No. 811-3395

EXHIBIT ITEM No. 77M:    Mergers

Pursuant to an Agreement and Plan of Reorganization by and between Franklin Tax-Free Trust ("Tax-Free Trust), a Massachusetts business trust, on behalf of its series, Franklin Texas Tax-Free Income Fund("Texas Fund") and Franklin Federal Tax-Free Income Fund ("Federal Fund"), a California corporation, will convey, transfer and deliver to the Federal Fund, at the closing provided for in Section 3, all of the then-existing assets of the Texas Fund. The Agreement and Plan of Reorganization was made on November 25, 2002 and can be found in full, with exhibit No. 77q(g).